Exhibit 99.1

Signet Jewelers Reports First Quarter Financial Results

Reaffirms Fiscal 2018 Guidance

HAMILTON, Bermuda--(BUSINESS WIRE)--May 25, 2017--Signet Jewelers Limited (“Signet”) (NYSE:SIG), the world's largest retailer of diamond jewelry, today announced its results for the 13 weeks (“first quarter Fiscal 2018”) ended April 29, 2017.

Summary:

  Same store sales ("SSS") declined 11.5%, including 330 basis points unfavorable impact attributable to the later timing of Mother's Day holiday.
  Diluted earnings per share (“EPS”) of $1.03 declined $0.84 compared to the same quarter last year, including approximately $0.17 negative impact attributable to the later timing of Mother's Day holiday.
  Announced in a separate release the phased, strategic sale of its consumer credit portfolio and establishment of long-term partnerships to outsource its customer credit offerings.
  Reaffirmed its full year guidance for Fiscal 2018 (53 weeks ending February 3, 2018), excluding the impact of the credit transaction that is expected to close in October, attributed to:
    Sequential sales improvements across all divisions in first quarter Fiscal 2018 when normalized for the later timing of Mother's Day.
    Solid performance over Mother's Day selling period.
    Acceleration in Sterling division e-commerce sales growth and sequential improvement in technical performance metrics.
  Continued streamlining of its organizational structure to deliver operational efficiencies with a greater OmniChannel focus.

Mark Light, Chief Executive Officer of Signet Jewelers, said, “As anticipated, we had a very slow start to the year as continued headwinds in the overall retail environment were exacerbated by a slowdown in jewelry spending and company specific challenges. However, Signet's Q1 same store sales improved sequentially, when normalized for Mother's Day, and we were pleased with the holiday's results.

"We continue to take decisive action to adapt our business to the current challenging retail environment and to position our company for long-term growth. Importantly, during the quarter, we made significant improvements to our online platforms and continued to accelerate our digital marketing efforts which resulted in a measurable sequential improvement in our e-commerce performance. We also made important changes to our organizational structure and strengthened our team to drive our 2020 Strategic Vision and deliver operational efficiencies. Based on the progress we achieved to date on our Customer-First OmniChannel strategy and with a number of initiatives underway, we expect Fiscal 2018 results to be within our previously-announced guidance range.

"In addition, today we announced the phased, strategic outsourcing of our credit portfolio through a structure that is designed to not only enable us to maintain our competitive credit offering and sales, but to also allow us to further increase our operational focus on the growth of our retail platforms.

“As always, I want to thank all Signet team members for their contributions to our results and for all their hard work.”

Reaffirming Financial Guidance:

Fiscal 2018
SSS	down low-to-mid single-digit %
EPS	$7.00 to $7.40

Effective tax rate	24% to 25%
Weighted average common shares	74 million to 75 million
Capital expenditures	$260 million to $275 million
Net selling square footage growth	-1% to 0%

The following are some additional considerations to assist financial modeling:

  Fiscal 2018 is a 53-week fiscal year for Signet, ending February 3, 2018, driven by the retail industry calendar.
    The financial impact of Mother's Day is typically split between first quarter and second quarter. However, in Fiscal 2018, it was entirely a second quarter impact. This timing was unfavorable to sales and EPS in the first quarter and was favorable to sales and EPS in the second quarter. In the first quarter, the amount of the shift was unfavorable to SSS by 330 basis points and to EPS by approximately $0.17. Signet anticipates a commensurate favorable shift in the second quarter.
    The additional week, January 28, 2018 - February 3, 2018, will be accretive to fourth quarter total sales by approximately $75 million. The additional week will have no impact to SSS because it is excluded from the calculation. The additional week will have an immaterial EPS impact to fourth quarter due to the cadence of planned Valentine's Day marketing and promotions.
  On an annualized basis, anticipated EPS drivers include: gross margin rate leverage and SGA ratio deleverage. Gross margin rate leverage is expected to be driven by merchandise margin; and SGA ratio deleverage is expected to be driven by OmniChannel and other information technology ("I/T") projects that will strengthen customer service and infrastructure for the long-term.
  Capital expenditures will be driven primarily by new Kay off-mall stores as well as store remodels and I/T to support global implementations. The mix in Fiscal 2018 will skew more in favor of I/T to support Signet's OmniChannel initiatives. As I/T initiatives depreciate faster than store assets, this will have a small unfavorable impact as depreciation accelerates near and medium term.
  Signet remains on-track to close approximately 165 to 170 stores in Fiscal 2018 and open about 90 to 115 stores for a net selling square footage change of flat to a decline of 1%. Store closures are primarily focused on mall-based regional brands not meeting Signet's financial return expectations. Store openings will be primarily Kay off-mall.

First Quarter Fiscal 2018 Financial Highlights:

Signet's total sales were $1,403.4 million, down $175.5 million or 11.1% (10.1% on constant currency basis), compared to an increase of 3.2% in the 13 weeks ended April 30, 2016 ("first quarter Fiscal 2017"). SSS decreased 11.5% compared to an increase of 2.4% in the first quarter Fiscal 2017. The number of transactions decreased across all divisions due to declining brick and mortar store traffic. Merchandise categories and collections were broadly lower in the first quarter, but e-commerce and Piercing Pagoda total sales increased versus the prior year. Diamond fashion jewelry such as bracelets, earrings, and necklaces performed well relative to the performance of the overall merchandise portfolio.

E-commerce sales in the first quarter were $81.0 million, up $0.9 million or 1.1% compared to $80.1 million in the first quarter Fiscal 2017. By operating segment:

  Sterling Jewelers' SSS decreased 12.8% driven by declines across merchandise categories. Average transaction value increased 3.7%, but the number of transactions declined 16.6%. Higher-priced bridal jewelry as well as select diamond fashion jewelry and brands outperformed lower-priced merchandise. Off-mall sales led the division.
  Zale Jewelry's SSS decreased 12.7%. Average transaction value increased 2.9%, while the number of transactions decreased 16.9%. Like the Sterling division, broad declines across merchandise categories drove the SSS decline, and higher-priced bridal jewelry and diamond fashion jewelry outperformed lower-priced merchandise.
  Piercing Pagoda's SSS decreased 1.3%. Average transaction value increased 6.9%, while the number of transactions decreased 8.2%. Higher sales of 14 kt. gold chains, children's and religious jewelry nearly offset lower sales principally in diamond jewelry.
  UK Jewelry's SSS decreased 3.5%. Average transaction value increased 12.4% and the number of transactions decreased 14.4%. The SSS decline was driven principally by lower sales of jewelry offset by higher sales of watches. Strong sales of prestige watches drove average transaction value.

Sales change from previous year
		Non-same
	Same	store	Total sales	Exchange
First quarter	store	sales,	at constant	translation	Total	Total sales
Fiscal 2018	sales[1]	net[2]	exchange rate	impact	sales	(in mill. $)

Kay	(13.5)%	2.7%	(10.8)%	—%	(10.8)%	565.8
Jared	(10.3)%	1.4%	(8.9)%	—%	(8.9)%	273.4
Regional brands	(21.4)%	(9.0)%	(30.4)%	—%	(30.4)%	31.8
Sterling Jewelers division	(12.8)%	1.6%	(11.2)%	—%	(11.2)%	871.0
Zales Jewelers	(13.4)%	1.6%	(11.8)%	—%	(11.8)%	276.3
Gordon’s Jewelers	(25.2)%	(17.4)%	(42.6)%	—%	(42.6)%	9.7
Zale US Jewelry	(13.8)%	0.5%	(13.3)%	—%	(13.3)%	286.0
Peoples Jewellers	(4.1)%	(0.6)%	(4.7)%	0.7%	(4.0)%	42.9
Mappins	(14.3)%	(14.1)%	(28.4)%	—%	(28.4)%	4.8
Zale Canada Jewelry	(5.2)%	(2.5)%	(7.7)%	0.5%	(7.2)%	47.7
Zale Jewelry	(12.7)%	0.1%	(12.6)%	0.1%	(12.5)%	333.7
Piercing Pagoda	(1.3)%	2.3%	1.0%	—%	1.0%	69.7
Zale division	(10.9)%	0.4%	(10.5)%	0.1%	(10.4)%	403.4
H.Samuel	(5.6)%	1.5%	(4.1)%	(12.0)%	(16.1)%	60.6
Ernest Jones	(1.5)%	0.1%	(1.4)%	(12.4)%	(13.8)%	61.9
UK Jewelry division	(3.5)%	0.7%	(2.8)%	(12.1)%	(14.9)%	122.5
Other segment	—%	58.5%	58.5%	—%	58.5%	6.5
Signet	(11.5)%	1.4%	(10.1)%	(1.0)%	(11.1)%	1,403.4

Notes: 1=For stores open for at least 12 months. 2=For stores not open in the last 12 months.

Gross margin was $491.2 million or 35.0% of sales, down 300 basis points from first quarter Fiscal 2017. The declines were driven principally by lower sales leading to deleverage on fixed costs partially offset by higher gross merchandise margins in Sterling and Zale divisions.

  Sterling Jewelers gross margin dollars decreased $78.9 million. The gross margin rate decreased 390 basis points due primarily to lower sales, which deleveraged fixed costs such as store occupancy, as well as higher bad debt expense.

  Zale division gross margin dollars decreased $20.1 million. The gross margin rate decreased 80 basis points due primarily to lower sales, which deleveraged fixed costs such as store occupancy, offset in part by higher gross merchandise margin rate.
  Gross margin dollars in the UK Jewelry division decreased $9.5 million. The gross margin rate decreased 310 basis points driven principally by lower sales which deleveraged fixed costs such as store occupancy and lower gross merchandise margin rate.

Selling, general, and administrative expenses ("SGA") declined 2.1% in first quarter of Fiscal 2018. SGA was $452.8 million or 32.3% of sales compared to $462.7 million or 29.3% in the first quarter Fiscal 2017. SGA ratio delevered 300 basis points due to lower sales on fixed expenses such as store payroll, long-term I/T investments and legal fees. This was partially offset by the favorable impact of lower variable compensation and advertising timing.

Other operating income was $76.9 million compared to $74.3 million in the prior year first quarter, up $2.6 million or 3.5%. This increase was due to the Sterling division’s higher interest income earned from higher outstanding receivable balances. But the rate of increase was tempered by a higher mix of reduced rate plans.

In the first quarter, Signet's operating income was $115.3 million or 8.2% of sales compared to $212.0 million or 13.4% of sales in prior year first quarter. By division:

	First Quarter Fiscal 2018		First Quarter Fiscal 2017
Income/(loss) in millions	$	% of sales	$	% of sales
Sterling Jewelers division	$129.5	14.9%	$198.3	20.2%
Zale division	5.3	1.3%	26.1	5.8%
UK Jewelry division	(2.5)	(2.0)%	1.3	0.9%
Other	(17.0)	nm	(13.7)	nm

nm Not meaningful.

Income tax expense was $24.2 million compared to $53.4 million in the prior year first quarter. The effective tax rate was 23.6%, including a 60 basis point unfavorable effect from discrete items, driven by pre-tax earnings mix by jurisdiction. The effective tax rate in prior year was 26.7%.

EPS was $1.03 calculated by subtracting the preferred dividend from net income and dividing by the weighted average shares outstanding. The preferred shares were anti-dilutive due to the level of first quarter net income and, as such, the common shares they can be converted into were excluded from the EPS calculation in accordance with Generally Accepted Accounting Principles (GAAP).

Balance Sheet and Statement of Cash Flows:

Cash and cash equivalents were $99.7 million compared to $113.0 million at the prior year quarter-end. The lower cash position was primarily due to share repurchases partially offset by favorable cash provided by operating activities over the trailing four quarters.

In first quarter Fiscal 2018, Signet did not repurchase outstanding common stock. As of April 29, 2017, there was $510.6 million remaining under Signet’s share repurchase authorization.

Accounts receivable, net were $1,726.3 million, up 2.2% compared to $1,689.3 million at the prior year quarter-end. The first quarter Sterling Jewelers in-house credit sales decreased 12.6% and credit participation rate was 60.7% compared to 61.7% in the first quarter last year. Finance charge income in the first quarter was $73.9 million and net bad debt was $42.6 million -- a favorable difference of $31.3 million. This compares to a difference of $39.2 million in the prior year.

Net inventories were $2,432.4 million, down 3.2% compared to $2,512.6 million at the prior year quarter-end. This was driven primarily by improving Zale inventory management, reducing under performing collections, and the impact of foreign exchange.

Long term debt was $1,311.6 million compared to $1,311.5 million in the prior year period. Long term debt is entirely representative of the financing of the Zale acquisition.

Signet’s capital allocation is essentially unchanged in light of the resolution of the Company’s credit strategic review. Signet remains committed to maintaining an investment grade profile with a strong balance sheet and financial flexibility to fund its business and growth strategy. The proceeds from the transaction will provide additional liquidity, of which $600 million will go toward redeeming the securitization facility. Signet plans to use the remainder of the proceeds to repurchase shares over time depending on market conditions. These will be incremental to capital returns under Signet’s commitment to distribute 70%-80% of free cash flow in form of dividends and buybacks. The Company is targeting to maintain an adjusted leverage ratio between 3.0x to 3.5x.

Signet has a diversified real estate portfolio. On April 29, 2017 Signet had 3,665 stores totaling 5.1 million square feet of selling space. Since prior year-end, store count decreased by 17 and square feet of selling space decreased 0.2%. The majority of new store openings were in off-mall locations, while store closures focused on regional brands.

Store count	Jan 28, 2017	Openings	Closures	Apr 29, 2017
Kay	1,192	13	2	1,203
Jared	275	—	1	274
Regional brands	121	—	8	113
Sterling Jewelers division	1,588	13	11	1,590
Zales	751	7	12	746
Gordons	42	—	6	36
Peoples	143	—	5	138
Mappins	34	—	6	28
Total Zale Jewelry	970	7	29	948
Piercing Pagoda	616	4	3	617
Zale division	1,586	11	32	1,565
H.Samuel	304	2	—	306
Ernest Jones	204	—	—	204
UK Jewelry division	508	2	—	510
Signet	3,682	26	43	3,665

Quarterly Dividend:

Signet’s board declared a quarterly cash dividend of $0.31 per share for the second quarter of Fiscal 2018, payable on August 30, 2017 to shareholders of record on July 28, 2017, with an ex-dividend date of July 26, 2017.

Conference Call:

A conference call is scheduled today at 8:30 a.m. ET and a simultaneous audio webcast and slide presentation are available at www.signetjewelers.com. The slides are available to be downloaded from the website. The call details are:

Dial-in:	1-647-788-4901	Access code: 6183926

A replay and transcript of the call will be posted on Signet's website as soon as they are available and will be accessible for one year.

About Signet and Safe Harbor Statement:

Signet Jewelers Limited is the world's largest retailer of diamond jewelry. Signet operates approximately 3,600 stores primarily under the name brands of Kay Jewelers, Zales, Jared The Galleria Of Jewelry, H.Samuel, Ernest Jones, Peoples and Piercing Pagoda. Further information on Signet is available at www.signetjewelers.com. See also www.kay.com, www.zales.com, www.jared.com, www.hsamuel.co.uk, www.ernestjones.co.uk, www.peoplesjewellers.com and www.pagoda.com.

This release contains statements which are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, based upon management's beliefs and expectations as well as on assumptions made by and data currently available to management, include statements regarding, among other things, Signet's results of operation, financial condition, liquidity, prospects, growth, strategies and the industry in which Signet operates. The use of the words "expects," "intends," "anticipates," "estimates," "predicts," "believes," "should," "potential," "may," "forecast," "objective," "plan," or "target," and other similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to a number of risks and uncertainties, including but not limited to Signet’s expectations, including timing, regarding the anticipated closings of the various credit portfolio transactions, statements about the benefits of the credit portfolio sales including future financial and operating results, Signet’s or the other parties’ ability to satisfy the requirements for consummation of the agreements relating to the credit portfolio transactions, including due to regulatory or legal impediments, the effect of regulatory conditions on the credit purchase agreements and credit program agreements, general economic conditions, regulatory changes following the United Kingdom’s announcement to exit from the European Union, risks relating to Signet being a Bermuda corporation, the merchandising, pricing and inventory policies followed by Signet, the reputation of Signet and its brands, the level of competition in the jewelry sector, the cost and availability of diamonds, gold and other precious metals, regulations relating to customer credit, seasonality of Signet's business, financial market risks, deterioration in customers’ financial condition, exchange rate fluctuations, changes in Signet's credit rating, changes in consumer attitudes regarding jewelry, management of social, ethical and environmental risks, security breaches and other disruptions to Signet's information technology infrastructure and databases, inadequacy in and disruptions to internal controls and systems, changes in assumptions used in making accounting estimates relating to items such as extended service plans and pensions, the impact of the acquisition of Zale Corporation on relationships, including with employees, suppliers, customers and competitors, and our ability to successfully integrate Zale's operations and to realize synergies from the transaction.

For a discussion of these and other risks and uncertainties which could cause actual results to differ materially from those expressed in any forward-looking statement, see the "Risk Factors" section of Signet's Fiscal 2017 Annual Report on Form 10-K filed with the SEC on March 16, 2017 and quarterly reports on Form 10-Q filed with the SEC. Signet undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances, except as required by law.

Condensed Consolidated Income Statements
(Unaudited)

	13 weeks ended
(in millions, except per share amounts)	April 29, 2017	April 30, 2016
Sales	1,403.4	1,578.9
Cost of sales	(912.2)	(978.5)
Gross margin	491.2	600.4
Selling, general and administrative expenses	(452.8)	(462.7)
Other operating income, net	76.9	74.3
Operating income	115.3	212.0
Interest expense, net	(12.6)	(11.8)
Income before income taxes	102.7	200.2
Income taxes	(24.2)	(53.4)
Net income	78.5	146.8
Dividends on redeemable convertible preferred shares	(8.2)	—
Net income attributable to common shareholders	70.3	146.8
Earnings per common share:
Basic	$1.03	$1.87
Diluted	$1.03	$1.87
Weighted average common shares outstanding:
Basic	68.1	78.6
Diluted	68.2	78.7
Dividends declared per common share	$0.31	$0.26

Condensed Consolidated Balance Sheets
(Unaudited)

(in millions, except par value per share amount)	April 29, 2017	January 28, 2017	April 30, 2016
Assets
Current assets:
Cash and cash equivalents	99.7	98.7	113.0
Accounts receivable, net	1,726.3	1,858.0	1,689.3
Other receivables	88.6	95.9	63.7
Other current assets	159.0	136.3	161.2
Income taxes	1.8	4.4	1.4
Inventories	2,432.4	2,449.3	2,512.6
Total current assets	4,507.8	4,642.6	4,541.2
Non-current assets:
Property, plant and equipment, net of accumulated depreciation of $1,093.9, $1,049.4 and $993.6, respectively	829.8	822.9	725.7
Goodwill	516.1	517.6	519.7
Intangible assets, net	411.9	417.0	430.4
Other assets	165.1	165.1	157.2
Deferred tax assets	0.6	0.7	—
Retirement benefit asset	33.9	31.9	53.5
Total assets	6,465.2	6,597.8	6,427.7
Liabilities and Shareholders’ equity
Current liabilities:
Loans and overdrafts	131.5	91.1	110.1
Accounts payable	177.8	255.7	255.7
Accrued expenses and other current liabilities	400.3	478.2	409.5
Deferred revenue	272.1	276.9	261.4
Income taxes	34.2	101.8	19.1
Total current liabilities	1,015.9	1,203.7	1,055.8
Non-current liabilities:
Long-term debt	1,311.6	1,317.9	1,311.5
Other liabilities	206.2	213.7	229.7
Deferred revenue	658.6	659.0	644.4
Deferred tax liabilities	117.2	101.4	88.1
Total liabilities	3,309.5	3,495.7	3,329.5
Commitments and contingencies
Series A redeemable convertible preferred shares of $.01 par value: 500 shares authorized, 0.625 shares outstanding (January 28, 2017: 0.625 shares outstanding)	612.3	611.9	—
Shareholders’ equity:
Common shares of $0.18 par value: authorized 500 shares, 68.4 shares outstanding (January 28, 2017: 68.3 outstanding; April 30, 2016: 78.4 outstanding)	15.7	15.7	15.7
Additional paid-in capital	278.4	280.7	275.9
Other reserves	0.4	0.4	0.4
Treasury shares at cost: 18.8 shares (January 28, 2017: 18.9 shares; April 30, 2016: 8.8 shares)	(1,488.6)	(1,494.8)	(620.4)
Retained earnings	4,042.9	3,995.9	3,665.1
Accumulated other comprehensive loss	(305.4)	(307.7)	(238.5)
Total shareholders’ equity	2,543.4	2,490.2	3,098.2
Total liabilities, redeemable convertible preferred shares and shareholders’ equity	6,465.2	6,597.8	6,427.7

Condensed Consolidated Statements of Cash Flows
(Unaudited)

	13 weeks ended
(in millions)	April 29, 2017	April 30, 2016
Cash flows from operating activities
Net income	78.5	146.8
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	50.0	45.6
Amortization of unfavorable leases and contracts	(4.6)	(4.9)
Pension benefit	—	(0.4)
Share-based compensation	2.7	3.8
Deferred taxation	15.8	15.4
Excess tax benefit from exercise of share awards	—	(1.3)
Amortization of debt discount and issuance costs	0.6	0.9
Other non-cash movements	1.3	(0.3)
Changes in operating assets and liabilities:
Decrease in accounts receivable	132.0	67.4
Decrease in other receivables and other assets	8.1	18.2
Increase in other current assets	(22.7)	(3.5)
Decrease (increase) in inventories	17.7	(34.8)
Decrease in accounts payable	(74.0)	(12.4)
Decrease in accrued expenses and other liabilities	(77.7)	(90.8)
(Decrease) increase in deferred revenue	(4.9)	13.3
Decrease in income taxes payable	(65.2)	(48.1)
Pension plan contributions	(0.8)	(0.5)
Net cash provided by operating activities	56.8	114.4
Investing activities
Purchase of property, plant and equipment	(56.2)	(39.3)
Purchase of available-for-sale securities	(0.7)	(0.8)
Proceeds from sale of available-for-sale securities	0.3	1.2
Net cash used in investing activities	(56.6)	(38.9)
Financing activities
Dividends paid on common shares	(17.8)	(17.5)
Dividends paid on redeemable convertible preferred shares	(11.3)	—
Proceeds from issuance of common shares	0.1	0.3
Excess tax benefit from exercise of share awards	—	1.3
Repayments of term loan	(4.5)	(7.5)
Proceeds from securitization facility	666.5	696.5
Repayments of securitization facility	(666.5)	(696.5)
Proceeds from revolving credit facility	128.0	99.0
Repayments of revolving credit facility	(121.0)	(55.0)
Repurchase of common shares	—	(125.0)
Net settlement of equity based awards	(1.1)	(4.6)
Principal payments under capital lease obligations	—	(0.1)
Proceeds from short-term borrowings	31.2	6.0
Net cash provided by (used in) financing activities	3.6	(103.1)
Cash and cash equivalents at beginning of period	98.7	137.7
Increase (decrease) in cash and cash equivalents	3.8	(27.6)
Effect of exchange rate changes on cash and cash equivalents	(2.8)	2.9
Cash and cash equivalents at end of period	99.7	113.0

CONTACT:
Signet Jewelers Limited
Investors:
James Grant, VP Investor Relations, +1-330-668-5412
or
Media:
David Bouffard, VP Corporate Affairs, +1-330-668-5369